UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

Dot Hill Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1351 S. Sunset Street, Longmont, CO		80501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 845-3200

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2012, we entered into an amendment to our lease contract with Circle Capital Longmont LLC, under which we currently lease office and laboratory space located at 1351 South Sunset in Longmont, Colorado. Among other things, the lease amendment (i) extends the expiration date of the lease from January 31, 2013 to May 31, 2018, (ii) expands the rented premises from 58,064 square feet to 87,664 square feet, effective on or about August 1, 2012, (iii) increases the rent as of the date of such expansion from the current rate of $46,306.04 per month ($0.80 per square foot) to $62,095.33 per month ($0.71 per square foot), subject to a three percent annual increase at the end of each 12 month period during the lease extension term, (iv) provides for an abatement of rent during the first five months of the lease extension term, in a total amount equal to $310,477, (v) provides that we have two renewal options for five-year terms following the lease extension term, (vi) provides that, subject to certain conditions and an early termination fee, we have a right to early termination as of December 31, 2015 and (vii) provides for a tenant improvement allowance of $1,320,000, of which a minimum of $440,000 must be allocated to the expanded portion of the premises, which will be located at 1841 Lefthand Circle, Longmont, Colorado.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary

Date: May 8, 2012